Exhibit 99.1

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of January 31, 2014 (the “Effective Date”) by and among Michael Sacks (“Sacks”), The Punch Trust (“TPT” and together with Sacks, the “Assignees”), and IPMD GmbH, an Austrian limited liability company (the “Assignor”). The Assignor and the Assignees are referred to collectively in this agreement as the “parties.”

WHEREAS, pursuant to that certain Securities Purchase Agreement between ULURU Inc., a Nevada corporation (the “Company”), and the Assignor, dated as of December 21, 2012 (the “Securities Purchase Agreement”), the Assignor agreed to purchase up to 5,000,00 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase up to 3,000,000 shares of Common Stock (the “Warrant Shares”);

WHEREAS, the Assignor has directly purchased all 5,000,000 shares of Common Stock in accordance with the terms of the Securities Purchase Agreement;

WHEREAS, the Assignor has provided notice of exercise of the Warrants in accordance with the Notice of Exercise attached hereto as Exhibit A (the “Notice of Exercise”) but has not yet made any installment payments or purchased any Warrant Shares in connection with such exercise;

WHEREAS, pursuant to the terms of the Warrants, as modified by the Notice of Exercise, the Company has agreed (a) to permit the Assignor to pay the $1.8 million aggregate exercise price for the Warrants in four installments of $450,000 (each, an “Installment Exercise Payment”) and (b) to deliver 750,000 shares of Common Stock to the Assignor on or before each of January 31, 2014, February 28, 2014, March 31, 2014 and April 30, 2014 (the actual date of each such delivery is herein referred to as a “Payment Date” and together as the “Payment Dates”) upon the payment of $450,000 on each such Payment Date;

WHEREAS, the Assignor desires to assign the Warrants, the Notice of Exercise and the rights thereunder to the Assignees and the Assignees desire to assume such rights and the Assignor’s obligations under the Warrants and the Notice of Exercise; and

WHEREAS, the parties and the Company are concurrently entering into the Implementation Agreement substantially in the form attached hereto as Exhibit B (the “Implementation Agreement”) pursuant to which the Company will agree to facilitate the assignment of Warrants, the Notice of Exercise and the rights thereunder to the Assignees and the assumption of the Assignor’s obligations thereunder and to permit the Assignees to make Installment Exercise Payments on the Payment Dates in accordance with the Notice of Exercise and the Implementation Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. ASSIGNMENT OF WARRANTS.

1.1	Assignment and Assumption.

1.1.1 The Assignor hereby assigns and conveys to the Assignees the Warrants, the Notice of Exercise and all of the Assignor’s right, title and interest in, to and under the Warrants and the Notice of Exercise as follows: (a) to Sacks with respect to the right to acquire 2,000,000 Warrant Shares (750,000 Warrant Shares on each of January 31, 2014 and February 28, 2014 and 250,000 Warrant Shares on each of March 31, 2014 and April 30, 2014) and (b) to TPT with respect to the right to acquire 1,000,000 Warrant Shares (500,000 Warrant Shares on each of March 31, 2014 and April 30, 2014).

1.1.2 The Assignees hereby accept the foregoing assignment and assume and agree to perform all of the obligations of the Assignor under the Warrant and the Notice of Exercise as follows, provided that the conditions specified in Section 1.1.4 of the Implementation Agreement have been satisfied:  (a) Sacks assumes the obligation to make the Installment Exercise Payment with respect to 750,000 Warrant Shares on each of January 31, 2014 and February 28, 2014, (b) Sacks assumes the obligation to make the portion of the Installment Exercise Payment applicable to 250,000 Warrant Shares on each of March 31, 2014 and April 30, 2014 and (c) TPT assumes the obligation to make the portion of the Installment Exercise Payment applicable to 500,000 Warrant Shares on each of March 31, 2014 and April 30, 2014.  Upon agreement between the Assignees, the relative obligations with respect to funding one or more Installment Exercise Payments may be modified, together with the corresponding right to receive the applicable number of Warrant Shares, provided that no such modification shall reduce the Installment Exercise Payment due on a Payment Date.  In the event that the number of Warrant Shares issuable under the Warrants is adjusted in accordance with the terms of the Warrants, the Warrant Share numbers herein shall be adjusted accordingly.  The Assignees shall not be required to pay any monetary consideration to the Assignor in connection with the assignment under this Agreement.

1.1.3 In connection with the execution and delivery of this Agreement and as a material inducement for the Assignees to accept the assignment of the Warrants, the Notice of Exercise and the related rights and to assume the Assignor’s obligations thereunder in accordance with the terms of this Agreement, the Assignees, the Assignor and the Company shall execute and deliver the Implementation Agreement, and the Assignees and the Company shall execute and deliver the Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement,” and together with the Implementation Agreement and this Agreement, the “Transaction Documents”).

2. REPRESENTATIONS AND WARRANTIES OF THE ASSIGNOR.  The Assignor hereby represents and warrants to each Assignee as follows, except as set forth in the SEC Reports (as defined below) or Disclosure Schedule, which Disclosure Schedule and SEC Reports shall be deemed a part hereof and shall qualify any representation otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedule, and except further that the representations and warranties with respect to the Company are based on (a) representations and warranties provided by the Company to the Assignor and (b) the actual knowledge of the Assignor’s nominee directors serving on the Company’s Board of Directors.

2.1 Transfer of Rights.  Immediately prior to exercising the Warrants pursuant to the Notice of Exercise, the Assignor had full beneficial ownership of the Warrants and the Warrant Shares.  Upon the execution and delivery of this Agreement, the Assignor shall have conveyed and transferred good and marketable title to the Warrants and the Notice of Exercise, together with all of the Assignor’s right, title and interest therein to the Assignees in accordance with the terms of this Agreement.  Upon the issuance of the Warrant Shares to the Assignees pursuant to the terms of the Warrants, as modified by the Notice of Exercise and this Agreement, the Assignees shall have full beneficial ownership of the Warrant Shares and shall have good and marketable title thereto, free and clear of any and all restrictions and conditions upon transfer or assignment, other than those arising under applicable securities laws, and free and clear of all Liens (as defined below).

2.2 Subsidiaries. All of the direct and indirect subsidiaries of the Company (each, a “Subsidiary”) are set forth in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (each, a “Lien”), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.  In relation to the Subsidiary Cardinia Acquisition Corp., the Company has no obligation of whatsoever nature to provide further funding, is not liable for any debts or any potential wrongdoings of the Subsidiary, and has no liabilities towards the Subsidiary.  In addition, a liquidation or insolvency of the Subsidiary would not have a material negative impact on the business of the Company.

2.3 Organization and Qualification.  The Company and each of its Subsidiaries and the Assignor is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary nor the Assignor is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and its Subsidiaries and the Assignor is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in any event, circumstance, condition, fact, change, development or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to: (a) the legality, validity or enforceability of any Transaction Document, (b) the results of operations, assets, business, prospects, liabilities or condition (financial or otherwise) of the Company and/or its Subsidiaries, taken as a whole, or (c) the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (a “Material Adverse Effect”) and no action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened (a “Proceeding”) has been instituted or threatened in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

2.4 Authorization; Enforcement. The Company and the Assignor each has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Notice of Exercise, the Warrants and each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of the Notice of Exercise (including the modifications of the Warrants effected thereby), the Warrants and each of the Transaction Documents to which it is a party by the Company and the Assignor and the consummation by each of the transactions contemplated hereby and thereby, including the issuance of the Warrant Shares, have been duly authorized by all necessary action on the part of the Company and the Assignor and no further action is required by the Company, the Assignor, their Boards of Directors (or equivalent body) or their stockholders (or equity holders) in connection therewith.  The Notice of Exercise, the Warrants and each Transaction Document to which it is a party have been duly executed by the Company and the Assignor and, when delivered in accordance with the terms hereof and thereof, will constitute, as applicable, the valid and binding obligation of the Company and the Assignor enforceable against each in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

2.5 No Conflicts. The execution, delivery and performance by the Company and the Assignor of the Transaction Documents to which it is a party, the assignment of the Warrants, the Notice of Exercise and the rights thereunder to the Assignees, the issuance and sale of the Warrant Shares to the Assignees pursuant to the Warrants, the Notice of Exercise and this Agreement and the consummation by the Company and the Assignor of the transactions contemplated hereby and thereby to which it is a party do not and will not (a) conflict with or violate any provision of the Company's or any Subsidiary's or the Assignor’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary or the Assignor, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary or Assignor debt or otherwise) or other understanding to which the Company or any Subsidiary or the Assignor is a party or by which any property or asset of the Company or any Subsidiary or the Assignor is bound or affected, or (c) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary or the Assignor is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary or the Assignor is bound or affected; except in the case of clause (b) with respect to the Company, such as could not have or reasonably be expected to result in a Material Adverse Effect.

2.6 Filings; Consents and Approvals.  Neither the Company nor the Assignor is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person (as defined below) in connection with the execution, delivery and performance of the Transaction Documents to which it is a party, other than such filings as are required to be made under applicable state securities laws.

2.7 Issuance of the Warrant Shares.  The Warrant Shares are duly authorized and, when issued and paid for in accordance with terms of the Warrants (as modified by the Notice of Exercise) and this Agreement, will be duly and validly issued to the Assignees, and will be fully paid and nonassessable, free and clear of all Liens imposed by the Company or the Assignor.

2.8 Capitalization. The capitalization of the Company as of January 27, 2014 is as set forth on Schedule 2.8.  No individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, government (or an agency or subdivision thereof) or other entity of any kind (each, a “Person”) has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents (other than piggy-back registration rights arising under existing registration rights agreements).  Except as disclosed in Schedule 2.8 and as a result of the purchase and sale of the Warrant Shares, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or other Company securities, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or other Company securities.  Neither the assignment of the Warrants, the Notice of Exercise and the Assignor’s rights thereunder nor the issuance and sale of the Warrant Shares will obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Assignees) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any Company stockholder, the Company’s Board of Directors or others is required for the assignment of the Warrants, the Notice of Exercise or the Assignor’s rights thereunder or the issuance and sale of the Warrant Shares thereunder or pursuant to this Agreement.  Other than the Stockholders’ Agreement, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party or, to the knowledge of the Assignor, between or among any of the Company's stockholders.

2.9 SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company has never been an issuer subject to Rule 144(i) under the Securities Act.  The financial statements of the Company included in the SEC Reports (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereto as in effect at the time of filing.  The Company Financial Statements (a) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP""), and (b) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered,  except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP.  The Assignor has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act with respect to securities of the Company for the two years preceding the date hereof on a timely basis.  As of their respective dates, such filings by the Assignor complied in all material respects with the requirements of the Exchange Act and when filed, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

2.10 Material Changes; Undisclosed Events,  Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof (or prior to the applicable Delivery Date), (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (b) the Company or any Subsidiary has not incurred any liabilities (contingent or otherwise) other than (i) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Company's or the relevant Subsidiary's financial statements pursuant to GAAP or disclosed in filings made with the Commission, (c) the Company or any Subsidiary has not altered its method of accounting, (d) the Company or any Subsidiary has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (e) the Company or any Subsidiary has not issued any equity securities to any officer, director or Affiliate (as defined under Rule 405 under the Securities Act), except pursuant to existing Company stock option plans, (f) the Company or any Subsidiary has not waived any accounts receivable in whole or in part in an aggregate amount exceeding $20,000, (g) the Company or any Subsidiary has not waived or otherwise abolished any material right of any nature, (h) the Company or any Subsidiary has not entered info any contract involving capital expenditure in an amount exceeding $100,000 in the aggregate, except for expenditures provided for in the budget of the Company or the relevant Subsidiary, as applicable, and (i) the Company or any Subsidiary has not borrowed or raised any money or incurred any financial indebtedness other than in the ordinary course of business or from its (other) Subsidiaries.  The Company does not have pending before the Commission any request for confidential treatment of information.

2.11 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Assignor, threatened against or affecting the Assignor, the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (a) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents, the Notice of Exercise, the Warrants or the Warrant Shares to be issued to the Assignees or (b) could, if there were an unfavorable decision, have or reasonably be expected to, on an individual basis, have an adverse effect on the Assignor or the Company or its Subsidiaries in excess of $100,000.  Neither the Assignor, the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Assignor, there is not pending or contemplated, any investigation by the Commission involving the Assignor, the Company or any current or former director or officer of the Assignor or the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

2.12 Labor Relations. No material labor dispute, unfair labor practices or labor arbitration proceeding exists or, to the knowledge of the Assignor, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect.  None of the Company's or its Subsidiaries employees is a member of a union that relates to such employee's relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and, to the knowledge of the Assignor or its Subsidiaries, no controversies between the Company or any of its Subsidiaries on the one hand and any of their respective employees on the other hand exist relating to the business of any of the Company or any of its Subsidiaries.

2.13 Compliance.  Neither the Company nor any Subsidiary: (a) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in material default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any judgment, decree or order of any court, arbitrator or governmental body that is or would be reasonably expected to be material to the Company and its Subsidiaries as a whole or (c) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment that is or would be reasonably expected to be material to the Company and its Subsidiaries as a whole.

2.14 Regulatory Permits.  The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not be reasonably expected to be material to the Company and its Subsidiaries as a whole ("Material Permits"'), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

2.15 Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  The Assignor has no reason to believe that the Company or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

2.16 Sarbanes-Oxlev; Internal Accounting Controls.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date of this Agreement (and will be in material compliance as of each subsequent Delivery Date).  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.17 Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns (the "Tax Returns") and has paid or accrued all taxes shown as due thereon, and the Assignor has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.  The Company’s and its Subsidiary’s material Tax Returns are true and correct in all respects. The Company and its Subsidiaries have no liability for any taxes, assessments or governmental charges other than those incurred in the ordinary course of business and adequate provisions have been made on books of account prepared by or on behalf of the Company and its Subsidiaries for all such taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Each of the Company and its Subsidiaries has withheld or collected from each payment made to each of its employees, members, independent contractors, creditors, stockholders or any Person (including the Company and its Subsidiaries) the amount of all taxes (including, but not limited to, U.S. federal income taxes, withholding and backup withholding taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax authorities.

2.18 Private Offering.  Assuming the representations and warranties of the Assignees in this Agreement are true and accurate, the assignment of the Warrants, the Notice of Exercise and the rights thereunder by the Assignor and the offer, sale and issuance of the Warrant Shares by the Company to the Assignees will be exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of applicable blue sky laws.  Neither the Assignor nor any authorized agent acting on its behalf (nor to the Assignor’s knowledge, the Company) has offered or will offer or sell any securities, or has taken or will take any other action (including any offering of any securities of the Company under circumstances that would require under the Securities Act the integration of such offering with the offering and sale of the Securities), that would cause the loss of such exemptions.

2.19 Information.  The information conveyed to the Assignees by the Assignor, or by any director, officer or other official of the Company or by the respective professional advisers or other agents in the course of the negotiations leading to this Agreement in the course of their due diligence is true and accurate in all respects and not misleading, and no information has been intentionally omitted that is necessary for the assessment of what a fact or matter purports to state with respect to information which a prudent investor would consider relevant in entering into the Transaction Documents, and all information which has been given to the Assignees or their representatives or professional advisers by the Assignor or by any director, officer or other official of the Company or by the respective professional advisers or other agents in the course of the negotiations leading to this Agreement is and was when given, true and accurate in all respects and not misleading and no information has been intentionally omitted that is necessary for the assessment of what a fact or matter purports to state with respect to information which a prudent investor would consider relevant in entering into the Transaction Documents.

2.20 Intellectual Property.

(a) Each of the Company and each Subsidiary owns or is entitled to use all intellectual property used in the ordinary conduct of its business as currently conducted or intended to be conducted and there are no other items of intellectual property that are necessary for the ordinary conduct of the business of the respective entity or for its business contemplated to be conducted (the "Intellectual Property").

(b) None of the activities involved in the conduct of the business or the use of the Intellectual Property by the Company or its Subsidiaries materially infringe the Intellectual Property rights of any third party, nor are claimed to so infringe, and no such activities give rise to any obligation to pay any royalty, fee or compensation to any third party.

(c) There is no litigation, Proceeding, investigation, claim or Action of any nature alleging that the operation of the business of any of the Company and/or its Subsidiaries as formerly or currently conducted or as contemplated to be conducted or the use of Intellectual Property by the respective entity infringes, misappropriates, or otherwise violates or conflicts with the intellectual property rights of any third person.  To the knowledge of the Assignor, no litigation, Proceedings, investigations, claims or Actions of such nature have been threatened against the Company or any Subsidiary.

(d) To the Assignor’s knowledge, no third party has materially infringed the Intellectual Property rights of the Company or any Subsidiary.

3. REPRESENTATIONS AND WARRANTIES OF THE ASSIGNEES.  Each Assignee, for itself and not the other Assignee, hereby represents and warrants to the Assignor as of the date hereof as follows:

3.1 Organization: Authority.  Such Assignee is either an individual or an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or partnership power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement and performance by such Assignee of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Assignee.  This Agreement has been duly executed by such Assignee, and when delivered by such Assignee in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Assignee, enforceable against it in accordance with its terms, except: (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

3.2 Understandings or Arrangements.  Such Assignee is acquiring the Warrant and the Warrant Shares as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Warrants or Warrant Shares.

3.3 Assignee Status.  At the time such Assignee was offered the assignment of the Warrants, the Notice of Exercise and the rights thereunder, it was, and as of the date hereof it is, and on each subsequent Payment Date, it will be, an "accredited investor" as defined under the Securities Act.

3.4 Experience of Assignee.  Such Assignee acknowledges and understands that (i) its investment in the Warrants and the Warrant Shares involves a high degree of risk and (ii) nothing in the Transaction Documents or SEC Reports constitutes legal, tax or investment advice.   Such Assignee, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Warrants and the Warrant Shares, and has so evaluated the merits and risks of such investment.  Such Assignee is able to bear the economic risk of an investment in the Warrants and the Warrant Shares and, at the present time, is able to afford a complete loss of such investment.

3.5 Restricted Securities.  Such Assignee understands that the Warrants and the Warrant Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Assignee’s representations as expressed herein.  Such Assignee understands that the Warrants and the Warrant Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Assignee must hold the Warrants and the Warrant Shares indefinitely unless they are registered with the Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available.  Such Assignee acknowledges that the Company has no obligation to register or qualify the Warrants or the Warrant Shares for resale except as provided under the Registration Rights Agreement.  Such Assignee further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Warrants or the Warrant Shares, and on requirements relating to the Company which are outside of the Assignee’s control, and which the Company is under no obligation and may not be able to satisfy.

3.6 Legends. Such Assignee understands that certificates representing the Warrants and the Warrant Shares and any securities issued in respect of or in exchange for the Warrant Shares may bear any one or more of the following legends:  (a) any legend set forth in, or required by, the Stockholders’ Agreement; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended; and (c) the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

The Assignor acknowledges and agrees that the representations contained in Sections 3.1 – 3.6 shall not modify, amend or affect an Assignee’s right to rely on the Assignor’s or the Company's representations and warranties contained in this Agreement or in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

4. GENERAL PROVISIONS.

4.1 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and are binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law; Jurisdiction.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.  In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of any New York state or the United States federal court sitting in The City and County of New York, (b) waives any objection to laying venue in any such action or proceeding in such courts, and (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

4.3 Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4 Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5 Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) upon personal delivery to the party to be notified, (b) when sent, if sent by electronic mail, other electronic means approved by the party to be notified or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the parties at the addresses set forth on the signature pages to this Agreement or to such physical or electronic mail address or facsimile number as subsequently modified by written notice given in accordance with this Section 4.5.

4.6 Finder’s or Broker’s Fees.  Each of the Assignor and each Assignee represents that it neither is nor will be obligated for any finder’s fee in connection with the transactions contemplated by this Agreement.  The Assignees agree to indemnify and to hold harmless the Assignor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Assignee is responsible.  The Assignor agrees to indemnify and hold harmless each Assignee from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Assignor or any of its officers, employees or representatives is responsible.

4.7 Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

4.8 Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Assignor and Sacks.  Any amendment or waiver effected in accordance with this Section 4.8 shall be binding upon the parties hereto.

4.9 Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.10 Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.11 Entire Agreement.  This Agreement (including the Disclosure Schedule and Exhibits hereto) and the Implementation Agreement constitute the full and entire understanding and agreement among the parties with respect to the assignment and assumption of the Warrants, the Notice of Exercise and the rights thereunder, and any other prior written or oral agreement relating thereto existing between the parties is expressly replaced by this Agreement.

4.12 Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.13 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Assignees and the Assignor will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.  Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

4.14 WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Assignor, by its duly authorized officer named below, has executed this Assignment Agreement as of the date first set forth above.

IMPD GMBH

By:           /s/ Helmut Kerschbaumer
       Name: Helmut Kerschbaumer
       Title: Chief Executive Officer

Address:                                                      Schreyvogelgasse 3/5
Vienna Austria  1010AT

Facsimile number:

E-Mail Address:                                                      h.kerschbaumer@ipmd.eu

IN WITNESS WHEREOF, each Assignee has executed this Assignment Agreement as of the date first set forth above.

Assignee:

Sign here:                                                      /s/ Michael Sacks

Print full legal name here:                          Michael I. Sacks

Address:                                                      312 Park Manor, Corlett Drive

Illovo, 2196, South Africa

With copies to:

Bradley Sacks at 650 Park Avenue, Apartment 7F

New York, NY  10065

Fax:                                                                        +1-646-807-4617

E-Mail Address:                                                      mottysacks@yahoo.com with copies to
bradsacks@centriccapital.com

Assignee:

Sign here:                                                      /s/ Elliot Goodman   /s/ Valerie Dagnaud

Print full legal name here:                                                       Clermont Corporate Services Limited as

Trustee of The Punch Trust

Address:                                                      Nerine Chambers PO Box 905

Road Town, Tortola, British Virgin Islands

Fax:                                                                         + 41 22 718 7819

E-Mail Address:                                                    admin@clermonttrust.com

EXHIBIT A

EXHIBIT B

See Exhibit 99.2

EXHIBIT C

See Exhibit 99.4